EXHIBIT 4.02

SUBORDINATED NOTE

$_______________

        Overland Park, Kansas

        _________, 20_____

FOR VALUE RECEIVED, the undersigned promises to pay to ___________________ (hereinafter, together with any holder hereof, called “Holder”) at ______________ or such other place as the Holder may from time to time designate in writing, the principal sum of _______________Dollars ($__________), on __________, together with simple interest thereon at the rate of __________% per annum, payable interest only ___________.  Interest is calculated on the basis of a 360-day year and is paid __________ commencing on _________ and continuing until _____________.  The entire outstanding principal balance and accrued interest, if any, shall be due __________, 20_____.

This Note is one of a series of notes (“notes”) of the undersigned in an aggregate principal amount not to exceed twenty million dollars ($5,000,000), and is subject to a resolution of the Board of Director of the Undersigned (“Resolution”). Reference is hereby made to the Resolution for a description of the rights, limitations, obligations and immunities of the undersigned, and the holders of the notes.

This Note has been executed and delivered in, and the terms and provisions are to be governed and construed by the laws of the State of Kansas.

This Note may be prepaid in whole or in part at any time without penalty, at the option of the company, upon not less than 60 days notice to the Holder.

This Note is unsecured and subordinate to any and all other indebtedness of the undersigned as described in the prospectus of the undersigned dated as of the _____ day of __________, 2002.

If an Event of Default shall have occurred and be continuing, the principal hereof may be declared due and payable in a manner, with the effect, and subject to the conditions provided in the Resolution.

Time is of the essence of this Note and in case this Note is collected by law or through an attorney at law, or under advice there from, the undersigned agrees to pay all costs of collection, including reasonable attorney’s fees.  Reasonable attorney’s fees are defined to include, but not be limited to, all fees incurred in all matters of collection and enforcement, construction and interpretation, before, during and after suit, trial proceedings and appeals, as well as appearances in and connected with any bankruptcy proceedings or creditors’ reorganization or similar proceedings.

All persons now or at any time liable, whether primarily or secondarily, for the payment of the indebtedness hereby evidenced, for themselves, their heirs, legal representatives, successors and assigns respectively, hereby (a) expressly waive presentment, demand for payment, notice of dishonor, protest, notice of nonpayment or protest, and diligence in collection; (b) consent that the time of all payments or any part thereof may be extended, rearranged, renewed or postponed by the Holder hereof and further consent that collateral security or any part thereof may be exchanged, added to or substituted for releasing, affecting or limiting their respective liability; and (c) agree that the Holder, in order to enforce payment of this Note, shall not be required first to institute any suit or to exhaust any of its remedies against the Maker or any other person or party to become liable hereunder.

IN WITNESS WHEREOF, the undersigned has caused this Note to be executed on the day and year first above written.

American Real Estate Acquisition Corporation

A New York corporation

By:______________________________

T. Douglas Renkemeyer, President